Exhibit 5

[Letterhead of Leggett & Platt, Incorporated]

March 10, 2016

Board of Directors

Leggett & Platt, Incorporated

Ladies and Gentlemen:

I am Senior Vice President – Chief Legal & HR Officer and Secretary of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), and in such capacity I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Securities Act”), to register $20,000,000 of Deferred Compensation Obligations under the 2005 Executive Stock Unit Program, amended and restated, effective February 23, 2016 (“ESU Program”) (consisting of general unsecured obligations of the Company to pay the balance of Diversified Investment Accounts and Stock Accounts in accordance with the ESU Program); Stock Units credited to the Stock Accounts; and Shares of the Company’s Common Stock, par value $0.01 per share into which the Stock Units are convertible: all to be issued pursuant to the ESU Program.

In connection with the preparation of the Registration Statement, I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary or appropriate for the purposes of the opinion expressed herein. I have assumed for purposes of this opinion the genuineness of all signatures on all documents examined by me, the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the due authorization, execution and delivery of all documents.

On the basis of the foregoing and in reliance thereon and upon my review of applicable statutes and case law, I am of the opinion that when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act, and when any applicable provisions of “Blue Sky” and other state securities laws have been complied with, and the Deferred Compensation Obligations and Stock Units shall have been granted and the Shares shall have been issued in accordance with the terms of the ESU Program, then (i) the Deferred Compensation Obligations and Stock Units will be legally valid and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, or general principles of equity, including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding at law or in equity, and to the extent indemnification provisions contained in such documents, if any, may be limited by applicable federal or state law and consideration of public policy, and (ii) the Shares will be legally issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the laws of the State of Missouri, and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

I consent to the use of my name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement, and to the discussion of such opinion in any applicable prospectus. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Deferred Compensation Obligations, Stock Units and Shares.

Yours truly,
/s/ JOHN G. MOORE
John G. Moore
Senior Vice President – Chief Legal & HR Officer and Secretary